Joint Filer Information

Name:	Highbridge International LLC

Address:	c/o Harmonic Fund Services
The Cayman Corporate Centre, 4th Floor
27 Hospital Road
George Town, Grand Cayman
Cayman Islands, British West Indies

Designated Filer:	Highbridge Capital Management, LLC

Issuer	Ambassadors International, Inc.

Date of Event Requiring Statement:	January 18, 2011

Signature:	HIGHBRIDGE INTERNATIONAL LLC

By:	Highbridge Capital Management, LLC
its Trading Manager

By:	/s/ John Oliva
Name:	John Oliva
Title:	Managing Director

 Joint Filer Information

Name:	Glenn Dubin

Address:	c/o Highbridge Capital Management, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019

Designated Filer:	Highbridge Capital Management, LLC

Issuer:	Ambassadors International, Inc.

Date of Event Requiring Statement:	January 18, 2011

Signature
/s/ Glenn Dubin

GLENN DUBIN